SECURITIES AND EXCHANGE COMMISSION
                         Washington, D.C. 20549

                                FORM 8-K

                        CURRENT REPORT PURSUANT
                     TO SECTION 13 OR 15(d) OF THE
                    SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT:                 December 9, 1998
                 (Date of the earliest event reported)

                    Home Products International, Inc.
         (Exact name of registrant as specified in its charter)


                                Delaware
                        (State of Incorporation)

       0-17237                                   36-4147027
 (Commission File Number)          (I.R.S. Employer Identification No.)




4501 West 47th Street    Chicago, IL                60632
(Address of principal executive offices)         (Zip Code)

Registrant's telephone number, including area code:     (773) 890-1010

ITEM 5 OTHER EVENTS

Home Products International, Inc. (the "Company"), a leading consolidator in the housewares industry, announced that its Board of

Directors has authorized a share repurchase program that will enable the

Company to acquire up to 1,000,000 shares of its common stock from time to time in the open market, subject to market conditions.  All shares repurchased will be held as treasury shares.



As of December  31, 1998 the Company has repurchased 351,400 shares.

ITEM 7.  FINANCIAL STATEMENTS AND EXHIBITS

c) Exhibits

   Exhibit 99 - Press release dated December 9, 1998.


     Pursuant to the requirements of the Securities Exchange Act of

1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.



                    Home Products International, Inc.

                                   By:  /s/ James E. Winslow

                                            James E. Winslow
                                            Executive Vice President and
                                            Chief Financial Officer


Dated:  January 11, 1999                                     Exhibit 99

     Home Products International Announces Share Repurchase Program

Business Wire - December 09, 1998  08:04

CHICAGO-(BUSINESS WIRE)-Dec. 9, 1998-Home Products International,
Inc. (Nasdaq: HPII), a leading consolidator in the housewares industry, today announced that its Board of Directors has authorized a share repurchase program that will enable the Company to acquire up to 1,000,000 shares of its common stock from time to time in the open market, subject to market conditions. If the authorized amount were committed, the shares repurchased would represent approximately 12% of HPI's 8,000,000 common shares outstanding. All shares repurchased will be held as treasury shares.

James R. Tennant, Chairman and Chief Executive Officer, noted, "This is the first share repurchase authorized by our Board. While the primary thrust of our business strategy is to consolidate the housewares industry through select acquisitions, we believe the current price of our stock represents compelling value relative to other alternatives. In addition to offering a high return on our invested capital, the repurchase will be meaningfully accretive to our per share earnings. With our strong cash flows and unused borrowing power, we have the financial resources to implement this share repurchase and continue to pursue our acquisition strategy."

Home Products International, Inc. is an international consumer products company specializing in the manufacturing and marketing of quality diversified housewares products. The Company sells its products to all the largest national retailers.